Exhibit 10.9

EXECUTION VERSION

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT S&W SEED CO. TREATS AS PRIVATE OR CONFIDENTIAL

BUSINESS TRANSFER AGREEMENT S&W SEED COMPANY - S&W SEED COMPANY AUSTRALIA

PTY LTD (Subject to a Deed of Company Arrangement)

THIS BUSINESS TRANSFER AGREEMENT (TOGETHER WITH ALL EXHIBITS) (this

"Agreement") is made and entered into on 2024 and effective as of the Effective Date (as defined below), by and between S&W SEED COMPANY, a Nevada corporation having its principal place of business at 2101 Ken Pratt Blvd #201, Longmont, CO 80501 ("Seller") and S&W SEED COMPANY AUSTRALIA PTY LTD (Subject to a Deed of Company Arrangement), acting by its deed administrators without personal liability ("Deed Administrators"), an Australian company with its principal place of business at 188 King Road, Virginia South Australia 5120 ("Purchaser") (Seller and Purchaser together the "Parties" and individually, "Party"), it being acknowledged that "S&W Australia DOCA" means the deed of company arrangement dated 1 November 2024 between Purchaser, the Deed Administrators and Avior Asset Management No. 3 Pty Ltd, an Australian company with its principal place of business at 1156-1160 Hay Street, West Perth, WA 6005, and "Effective Date" means the date of effectuation of the S&W Australia DOCA.

RECITALS

WHEREAS, subject to the terms and conditions of this Agreement, Purchaser is willing to purchase and Seller is willing to sell, its business relating to the research, development, cultivation, production, marketing, offer for sale, distribution, sale and/or other commercialization of the Transferred Assets (the "Business") (as defined below in Section 1.1); and

WHEREAS, Parties intend that the transaction(s) that is subject to this Agreement constitutes a sale of the Transferred Assets for US and Australian taxation purposes.

NOW THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, the Parties agree as follows:

ARTICLE 1

SALE AND PURCHASE OF BUSINESS AND TRANSFERRED ASSETS AND LIMITED LICENSE BACK

Section 1.1 Sale of Assets and Business. On the terms and subject to the conditions of this Agreement and for the consideration set forth herein, Seller hereby sells, conveys, assigns, transfers and delivers to Purchaser, and Purchaser hereby purchases and acquires from Seller, all of Seller's entire worldwide rights, title (except as otherwise expressly indicated in this Agreement and its Exhibits) and interest in and to all intellectual property described on Exhibit 1 (the "Intellectual Property") with any and all of the rights and assets of or relating to Intellectual Property (including, for clarity, all inventories, breeding materials, plant breeding programs, customer and supplier lists, contracts, documents, materials, and genetic resources) and all associated know-how, technical information and proprietary technologies ("Embodiments"), (collectively, the "Transferred Assets"). Such right, title (except as otherwise expressly indicated in this Agreement and its Exhibits) and interest in and to the Transferred Assets is free and clear of any and all claims, liabilities, and Liens, except as expressly provided herein. The Transferred Assets are those assets expressly listed or described in Exhibit 1. For the avoidance of doubt, the rights transferred under this Agreement are intended to convey all the legal and economic rights and interest in the Transferred Assets from Seller to Purchaser and intended to constitute a sale of the Transferred Assets for US and Australian taxation purposes.

Section 1.1A Limited License Back to Seller. (A) Subject to the terms of this Agreement and for the consideration set forth herein (including, for clarity, the payment of Licensed-Back IP Royalty Amount by Seller to Purchaser in accordance with Section 1.1AA below), Purchaser hereby grants to Seller, and Seller hereby receives, a non-exclusive, non-transferable, non-sublicensable (except as expressly set forth below), limited license under the Intellectual Property rights (other than Trademarks (as defined in Exhibit 1)) described on Exhibit 4 ("Licensed-Back IP") to (a) make (and sublicense, subject to Section 1.1A(B), to contract producers the right to make solely for Seller (each, a "Sublicensed CP")) inventory of the products listed on Exhibit 4 ("Licensed-Back Products"); (b) use (and sublicense, subject to Section 1.1A(B), to Sublicensed CPs to use solely for the benefit of Seller) the Licensed-Back IP solely to the extent necessary for commercial sale of such Licensed-Back Products; and (c) sell and offer for sale the Licensed-Back Products, in each case solely within United States, Mexico, Canada, Central America, and South America ("Territory") for a period of five (5) years from the date of Effective Date ("License Term"). For clarity, as between the Parties, Purchaser has (x) the right to use, license and commercialize the Licensed-Back IP inside of the Territory and (y) the sole and exclusive right to use, license and commercialize the Licensed Back IP outside of the Territory. Notwithstanding the foregoing, for clarity, Seller may continue to sublicense, subject to Section 1.1A(B), the License-Back IP to Pioneer Hi-Bred International, Inc. in accordance with that certain Alfalfa License Agreement, dated May 20, 2019, between Pioneer Hi Bred International, Inc. and S&W Seed Company ("Pioneer License Agreement"), solely to the extent required by the terms of Pioneer License Agreement and solely for the duration originally and expressly agreed in the Pioneer License Agreement and without any amendments, extensions, or other modifications thereto, unless specifically approved by Purchaser in writing in advance. (8) Seller shall be fully responsible and liable for any act or omission by a sublicensee (including, for clarity, a contract producer) that would, if it were an act or omission of Seller, have been a breach of this Agreement. (C) After five (5) years, Seller may submit a written proposal (including royalty rates) to Purchaser requesting a license to Purchaser's newly developed germplasm developed based on Purchaser's use of Transferred Assets. Upon receipt of such proposal, Purchaser may consider the terms of the proposed license. For clarity, nothing herein shall obligate Purchaser to grant a license, to accept any particular terms, or to negotiate the proposal.

Section 1.1AA Royalty Rate and Payment. During the License Term, Seller shall pay Purchaser the Licensed-Back IP Royalty Amount. "Licensed-Back IP Royalty Amount" means cash in the amount equal to [***] from the use or exercise of the Licensed Back IP, including the sale, development, provision of services, licensing, supply, distribution or other exploitation of products produced through the use or exercise of, or that incorporate or rely on, the Licensed-Back IP. The Licensed-Back IP Royalty Amount shall constitute the property of Purchaser and shall be held by Seller solely in trust for and on behalf of Purchaser. Without limiting the foregoing, Seller agrees that it shall, within 30 days following the end of each calendar quarter in which the gross revenue was earned, transfer to Purchaser the Licensed-Back IP Royalty Amount and provide a report in a form reasonably acceptable to Purchaser detailing gross revenue and Licensed-Back IP Royalty Amount calculation. Without limiting the foregoing, within 30 days following the end of each quarter in which the gross revenue was earned, Seller shall provide a sales report in a form reasonably acceptable to Purchaser detailing (a) the jurisdiction in which each sale occurred, (b) the variety and quantity of products sold, and (c) the price at which each product was sold. Purchaser may audit Seller's records upon reasonable notice and Seller shall pay any underpayment promptly together with any interest for late payment calculated at the then prevailing rate published by the Wall Street Journal. All Licensed-Back IP Royalty Amounts payable under this Agreement shall be deposited into a designated special bank account subject to a deposit account control agreement held at a bank identified by Purchaser. Without limiting the foregoing, Seller may only access, transfer or withdraw funds from such account with Purchaser's prior written consent.

Section 1.1B (A) Limited Trademark License. Subject to and conditioned upon compliance with this Section 1.1B, Purchaser hereby grants to Seller a non-exclusive, non-transferable, and non-sublicensable license during the License Term to use the U.S. trademarks listed in sections 2(b) and 2(c) of Schedule A below ("Licensed Trademarks") in the Territory in accordance with the quality control provisions set forth in this Section 1.1B and in all material respects in the same manner that Seller used the Licensed Trademarks in the Business immediately prior to the Effective Date. For clarity, as between by the Parties, Purchaser has (x) the right to use, license and commercialize the Licensed Trademarks inside of the Territory and (y) the sole and exclusive right to use, license and commercialize the Licensed Trademarks outside of the Territory. (B) Quality Control. Seller acknowledges and agrees that (a) the Licensed Trademarks are associated with high quality products and services and Seller at all times shall conduct the Business and use the Licensed Trademarks in a manner consistent in all material respects with such level of quality; (b) Seller shall adhere in all respects to the level of quality (and maintain the reputation of the Licensed Trademarks at a level in all respects) comparable to the level immediately prior to the Effective Date; and (c) Purchaser and its affiliates including their permitted successors and assigns shall have the right to exercise quality control over all use of the Licensed Trademarks by Seller. Seller shall comply with the reasonable specifications, standards, and directions relating to the Licensed Trademarks, including their design, promotion, packaging, and sale as notified in writing by Purchaser from time to time. In exercising its rights under this Section 1.1B, Seller shall comply with, and shall ensure that any services or products supplied by Seller in connection with the Licensed Trademarks complies with, all applicable laws. Seller shall promptly provide Purchaser with copies of all communications with any governmental, regulatory, or industry authority relating to the Licensed Trademarks. Seller hereby acknowledges and agrees that Purchaser and its affiliates including their permitted successors and assigns are the sole owners of all right, title and interest in and to the Licensed Trademarks and that all use of the Licensed Trademarks pursuant to this Section 1.1B, and all goodwill arising from or associated with all such use, shall inure to the benefit of Purchaser and its affiliates including their permitted successors and assigns. (C) Purchaser may terminate the license granted to Seller pursuant to this Section 1.1 B if Seller or any of Seller materially breach their obligations under this Section 1.1B and fail to cure (or fail to make reasonable efforts to cure) such material breach within ninety (90) days of receipt of written notice from Purchaser detailing such material breach.

Section 1.2 Assets Not Purchased. For clarity, Seller shall not sell, and Purchaser shall not acquire any interest in, any of Seller's assets other than the Transferred Assets. Such assets will remain the property of Seller and Purchaser shall have no liability or other responsibility with respect thereto except as otherwise set forth herein.

Section 1.3 Assumption of Liabilities. Purchaser shall not assume, and shall not at any time hereafter become liable for, any liabilities of Seller (including, for clarity, liabilities under the Pioneer License Agreement), other than those liabilities solely to the extent arising after the date of Effective Date and solely to the extent directly related to the Transferred Assets ("Assumed Liabilities").

Section 1.4 Consideration. The Parties acknowledge and agree that the consideration for the Transferred Assets and Assumed Liabilities transferred hereunder includes the release of those liabilities of Seller to Purchaser remaining as of the Effective Date as contemplated in the Deed of Settlement and Release between the Seller and the Purchaser dated on or about the date of this Agreement ("Releases"). The Releases shall be deemed to be equal in value to the fair market value of the Transferred Assets as adjusted for the fair market value of the Assumed Liabilities.

Section 1.5 Effective Date. The Parties agree that the effective date for the transfer of each Transferred Asset shall be the Effective Date.

Section 1.6 Deliverables to be delivered on the Effective Date. For the sale of the Transferred Assets (and without limiting Section 1.1), on the Effective Date, Seller shall deliver to Purchaser the Transferred Assets together with all documents (including books and records) and materials (including any breeding materials, plant breeding programs and other technical information) in Seller's possession, custody or control embodying or related to the Transferred Assets and a duly executed Bill of Sale (as set out in Exhibit 2). Except as specified elsewhere in this Agreement, Seller hereby relinquishes all rights in connection with the Transferred Assets and the foregoing documents and materials.

ARTICLE 2 SELLER'S REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants to Purchaser that:

Section 2.1 Authority Relating to this Agreement. The execution and delivery of this Agreement and the performance hereunder by Seller has been duly authorized by all necessary corporate action on the part of Seller. This Agreement will constitute a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject as to enforcement: (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other laws of general applicability relating to or affecting creditors' rights; and (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

Section 2.2 Ownership and Delivery of Assets. Seller has good and marketable title to the Transferred Assets, free and clear of all liens, licenses (other than the Pioneer License Agreement), charges, security interests, covenants, restrictions, objections, claims or other encumbrances ("Liens"). No other person or entity, including without limitation, any other officer, director, or employee of Seller, has any direct or indirect right (other than as expressly granted under the Pioneer License Agreement), title or interest in or to any of the Transferred Assets. Other than the Transferred Assets, neither Seller nor any of its affiliates (other than Purchaser) owns any right, title, or interest in or to any intellectual property (including Embodiments) or Intellectual Property Rights (as defined in Exhibit 1) that is used (or held for use) in or in connection with or that is otherwise necessary for the conduct of the Business, or is a party to any contract involving any such Intellectual Property Rights.

ARTICLE 3

DEED ADMINISTRATORS' LIABILITY

Section 3.1 No Personal Liability. The Parties acknowledge and agree that: (i) the Deed Administrators are the agents of Purchaser; (ii) the Parties are entering into this Agreement between themselves only, and are not contracting with the Deed Administrators personally; (iii) to the maximum extent permitted under law, neither the Deed Administrators nor any partner, agent, employee or former partner, agent, adviser or employee of Deloitte Financial Advisory or the Deed Administrators (including persons formerly holding those positions, and any successor or merged firm of Deloitte Financial Advisory and the partners, shareholders and officers of that entity or partnership) ("Deed Administrators' Associates") are personally liable on any basis for the performance of Purchaser's obligations under this Agreement, or for any act, matter or thing arising out of or in connection with this Agreement, and neither the Deed Administrators nor the Deed Administrators' Associates will incur or suffer any personal liability whatsoever under or in connection with this Agreement or the transactions contemplated hereunder; (iv) neither the Deed Administrators nor the Deed Administrators' Associates have personally made any representations whatsoever or personally given any warranties or indemnities whatsoever in respect of or in connection with this Agreement or the transactions contemplated hereunder; and (v) no Claim may be brought against the Deed Administrators in their personal capacity or any of the Deed Administrators' Associates in respect of, or incidental to, this Agreement or the rights and obligations of the Parties under this Agreement, but excluding any Claim arising as a result of the Deed Administrators' gross negligence, willful deceit, or fraud.

Section 3.2 Release. Notwithstanding anything else in this Agreement, each Party releases the Deed Administrators and the Deed Administrators' Associates from all Liabilities, demands and Claims arising out of this Agreement and the transactions contemplated by this Agreement.

Section 3.3 Operation as a deed poll. This Article 3 operates as a deed poll in favour of the Deed Administrators and the Deed Administrators' Associates and is enforceable by them even though they are not a party to this Agreement.

ARTICLE 4

GOOD AND SERVICES TAX ("GST")

Section 4.1 Recovery of GST on Other Supplies and Adjustments under this Agreement.

(a)
All consideration payable under this agreement is exclusive of GST, unless it is expressed to be GST-inclusive.
(b)
Where a party ("Supplier") makes a supply under or in connection with this agreement that is a taxable supply to another party ("Recipient"), the Recipient must pay to the Supplier an additional amount equal to the GST payable on the supply (unless the consideration for that taxable supply is expressed to include GST). The additional amount must be paid by the Recipient at the later of the following:
i.
the date when any consideration for the taxable supply is first paid or provided;

and

ii.
the date when the Supplier issues a tax invoice to the Recipient.

(c)
If, under or in connection with this agreement, a Supplier has an adjustment event for a supply under the GST law which varies the amount of GST payable by the Supplier, the Supplier will adjust the amount payable by the Recipient to take account of the varied GST amount.

Section 4.2 Other GST Matters.

(a)
If a party is entitled to be reimbursed or indemnified under this agreement, the amount to be reimbursed or indemnified is reduced by the amount of GST for which there is an entitlement to claim an input tax credit on an acquisition associated with the reimbursement or indemnity. The reduction is to be made before any increase under Section 4.l(b). An entity (or its representative member) is assumed to be entitled to a full input tax credit on an acquisition associated with the reimbursement or indemnity unless it demonstrates otherwise before the date the reimbursement or indemnity is made.
(b)
Any reference in this agreement to sales, revenue, income, value or similar amount ("Revenue") is a reference to that Revenue exclusive of GST ( unless that Revenue is expressed to be GST-inclusive).
(c)
Any reference in this agreement to cost, expense, liability or similar amount ("Expense") is a reference to that Expenses exclusive of GST ( unless that Expense is expressed to be GST inclusive).
(d)
Terms used in this clause that are not otherwise defined in this agreement have the meanings given to them in the GST Act of Australia A new Tax System (Goods and Services Tax) Act 1999 (Cth).

Section 4.3 Acknowledgement regarding GST Treatment. The parties agree and acknowledge that:

(a)
all Assets being supplied under this agreement are intangible and do not include any "goods" or "real property", as those terms are defined in the GST Act; (b) Seller is a non resident entity and it is not present in Australia in relation to the supplies made under this agreement;

(c) Purchaser's supplies to Seller under this agreement are GST-free supplies in accordance with Item 2 in section 38-190(1) of the GST Act; and

(d) if notwithstanding the agreement of the parties above the Australian Taxation Office, or a court or tribunal, determines that a supply is a taxable supply, then the supplier may recover an amount equal to its GST liability from the recipient in accordance with (and to the extent provided for in) this Article 4.

ARTICLE 5 GENERAL PROVISIONS

Section 5.1 Counterparts. This Agreement may be executed in counterparts (including in digital or pdf format), and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

Section 5.2 Entire Agreement and Modification. This Agreement constitutes and contains the entire agreement of the Parties and supersedes any and all prior negotiations, correspondence, understandings and agreements between the Parties respecting the subject matter hereof. This Agreement may only be amended by written instrument signed by Purchaser and Seller.

Section 5.3 Reservation of Rights. Except as expressly granted herein, each party reserves all rights, title, and interest in and to its respective intellectual property and proprietary rights. No rights or licenses are granted by either party under this Agreement, whether by implication, estoppel, or otherwise, except as expressly set forth herein.

Section 5.4 Expenses. Except as otherwise expressly provided herein, each Party will pay its own costs and expenses, including legal and accounting expenses, related to the transactions provided herein, respective of when incurred.

Section 5.5 Governing Law and Jurisdiction. Any questions, claims, disputes or litigation concerning or arising from the Agreement shall be governed by the laws of the State of New York, United States of America, without giving effect to the conflicts of laws principles of that state or any other state of the United States or any nation state. Each of the Parties agrees to submit to the exclusive jurisdiction of the courts in the State of New York and the United States Federal Courts, sitting in New York, for any matter arising out of or relating to this Agreement. Notwithstanding the foregoing, in actions seeking to enforce any order or any judgment of such federal and state courts located in the State of New York, personal jurisdiction shall be nonexclusive. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

Section 5.6 Headings. The headings appearing at the beginning of several sections contained herein have been inserted for the convenience of the Parties, and shall not be used to determine the construction or interpretation of this Agreement.

Section 5.7 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the extent possible. In any event, all other provisions of the Agreement shall be deemed valid and enforceable to the fullest extent possible.

Section 5.8 Further Instruments. Each party hereto hereby covenants and agrees to cooperate with one another on or after the date hereof, upon the reasonable request of the other party, to take all commercially reasonable actions and to execute and deliver, or cause to be executed and delivered, all other documents and instruments reasonably necessary or appropriate fully to evidence, vest, perfect, and confirm, document, record and carry out the assignment, transfer and delivery of the Transferred Assets, as contemplated by this Agreement. Without limiting the foregoing, each party hereto hereby authorizes the Commissioners for Trademarks in the United States Patent and Trademark Office, the United States Copyright Office, the Plant Variety Protection Office within the United States Department of Agriculture, and all similar or corresponding foreign governmental entities to record and register this Agreement upon request by Purchaser, only to the extent that all financial information is redacted. Unless as expressly authorized in this Agreement or otherwise with the prior written consent of Purchaser, Seller hereby absolutely, irrevocably and unconditionally covenants and agrees that, from and after the date hereof, it will not (and will not be entitled to and shall cause its affiliates and its and their employees, officers, directors, consultants, contractors, and other representatives not to) use in any way or for any purpose, nor disclose to any third party, any of trade secrets or other confidential or proprietary information included in the Transferred Assets.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above set forth.

[SIGNATURE PAGE TO FOLLOW.]

EXECUTION VERSION

EXECUTED AS AN AGREEMENT: DATE:

Executed by S&W SEED COMPANY AUSTRALIA PTY LTD (Subject to a Deed of Company Arrangement) acting by its joint and several deed administrators acting without personal liability:

/s/ Glen Kanevsky Signature of deed administrator

Glen Kanevsky Name of deed administrator (print)

Executed by S&W SEED COMPANY acting in accordance with the laws of its place of incorporation acting by the following persons:

/s/ Mark Herrmann Signature of director

Mark Herrmann Name of director (print)